Exhibit 99.1
BioScrip Appoints David W. Froesel, Jr. as Executive Vice President, Chief Financial Officer and Treasurer
ELMSFORD, N.Y., Dec 01, 2010 (BUSINESS WIRE) —
BioScrip (NASDAQ: BIOS) today announced that David W. Froesel, Jr. has been appointed Executive Vice President, Chief Financial Officer and Treasurer effective today. Mr. Froesel will replace Stanley G. Rosenbaum, who will be leaving the Company prior to year-end.
“We welcome David to the BioScrip team and are pleased to have an accomplished professional of his caliber leading our financial operations. David was a key member of the executive team at Omnicare for almost 14 years, where he served as Senior Vice President and Chief Financial Officer from March 1996 until his retirement in December 2009. Just prior to Mr. Froesel’s tenure at Omnicare, revenues were approximately $400 million for the calendar year 1995 and grew to approximately $6.2 billion in 2009. The Board is confident that David’s industry experience and strategic perspective will be invaluable to BioScrip in the ongoing assessment of its business and its future growth initiatives and we look forward to his contributions,” said Richard M. Smith, President and Chief Operating Officer of BioScrip.
Mr. Smith added, “On behalf of everyone at BioScrip, I would like to thank Stan for his service and leadership in creating a strong foundation for future growth as our Chief Financial Officer. We appreciate his commitment to working with David to effect a smooth transition and we all wish him well in his future endeavors.”
About David W. Froesel, Jr.
During Mr. Froesel’s time at Omnicare, the Company completed over 100 acquisitions, raised in excess of $7 billion of capital through the bank and public markets and consistently generated significant positive operating cash flow. Additionally, Mr. Froesel has extensive experience in restructuring, merger integration and cost reduction activities.
Prior to joining Omnicare, Mr. Froesel was employed for 18 years at Mallinckrodt Group, Inc., a $2.5 billion healthcare and specialty chemical company. From May 1993 to February 1996, he was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc., a subsidiary of Mallinckrodt, Inc. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical, Inc., a subsidiary of Mallinckrodt, Inc. He received a B.S. in Accounting from the University of Missouri-St. Louis and an M.S. in Accounting from St. Louis University and is a Certified Public Accountant.
About BioScrip
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.
Forward Looking Statements-Safe Harbor
Statements contained in this press release that express a belief, expectation, anticipation or intent are considered forward-looking statements and are protected under the Safe Harbor of Private Securities Litigation and Reform Act. These forward-looking statements are based on information available to the Company today, and the Company assumes no obligation to update statements as circumstances change. These forward-looking statements may involve a number of risks and uncertainties, which may cause the Company’s results to differ materially from such statements.
Forward-looking statements are subject to inherent risks and uncertainties surrounding future expectations generally and may differ materially from actual future experience. Risks and uncertainties that could affect forward-looking statements include the failure to realize synergies as a result of operational efficiencies or revenue opportunities, the failure to successfully integrate the businesses and operations from the CHS and drugstore.com acquisitions, leverage core competencies or maximize margins and operating cash flow generation, and the risks described from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2009 and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.
SOURCE: BioScrip, Inc.
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Katcher / Bryan Darrow
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